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                                                                Exhibit 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                        SEDA SPECIALITY PACKAGING CORP.

        FIRST:  The name of the corporation is Seda Specialty Packaging Corp.

        SECOND: The address of the corporation's registered office in the State of Delaware is 15 East North St., Dover, Delaware 19901. The name of its registered agent at that address is Paracorp Incorporated. The County of Kent.

        THIRD: The name and mailing address of the incorporator of the corporation is:

                        Kasey Hannah
                        Freshman, Marantz, Orlanski, Cooper & Klein
                        9100 Wilshire Boulevard, 8th Fl. East Tower
                        Beverly Hills, California 90212-3480

        FOURTH: The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FIFTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is forty million (40,000,000), consisting of:

                        (1) ten million (10,000,000) shares of Preferred Stock, par value one mil ($0.001) per share (the "Preferred Stock"); and

                        (2) thirty million (30,000,000) shares of Common Stock par value one mil ($0.001) per share (the "Common Stock")

        SIXTH: The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of the Article FIFTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                        (a) The number of shares constituting that series and the distinctive designation of that series;

                        (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                        (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                        (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;



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                (e) Whether or not the shares of that series shall be
redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption,which amount may vary under different conditions and at different redemption dates;

                (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                (h) Any other relative rights preferences and limitations of that series.

        Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

        If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

        SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend and repeal from time to time any or all of the bylaws of the corporation, including bylaw amendments increasing or reducing the authorized number of directors.

        EIGHTH: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. In furtherance and not in limitation of the foregoing provision of this Article EIGHTH, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

        Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

        THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware, and in pursuance of the Delaware Corporation Law, does hereby make and file this Certification.




                                        /s/ KASEY HANNAH
                               ----------------------------------------
                                            Kasey Hannah




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